Exhibit 99.1

SunEdison and TerraForm Power Announce Definitive Agreement to Acquire Vivint Solar for $2.2 Billion

-	SunEdison to acquire Vivint Solar, to drop down 523 MW rooftop solar portfolio to TerraForm Power

-	Accelerates SunEdison’s expansion to become the leading global residential and commercial solar provider

-	TerraForm Power to acquire 523 MW rooftop solar portfolio with expected unlevered annual CAFD of $81 million, generating attractive 9.5% 10-year average levered cash-on-cash yield

-	Rooftop solar portfolio offers attractive CAFD profile and predictable drop down flow

-	SunEdison initiates 2016 guidance of 4,200 MW to 4,500 MW delivered, a 50 percent year-on-year increase over previous 2016 outlook of 2,800 MW to 3,000 MW

-	TerraForm Power raises 2016 DPS guidance from $1.70 to $1.75 and initiates 2017 guidance of $2.05, up from previous target of $2.00

MARYLAND HEIGHTS, Mo., LEHI, Utah and BETHESDA, Md., July 20, 2015 /PRNewswire/ — SunEdison, Inc. (NYSE: SUNE), the world’s largest renewable energy development company, Vivint Solar (NYSE: VSLR), a leading provider of residential solar systems in the United States, and TerraForm Power, Inc. (together with its subsidiaries, TerraForm Power) (Nasdaq: TERP), an owner and operator of clean energy power plants, today announced that SunEdison and Vivint Solar have signed a definitive merger agreement pursuant to which SunEdison will acquire Vivint Solar for approximately $2.2 billion, payable in a combination of cash, shares of SunEdison common stock and SunEdison convertible notes.

In connection with SunEdison’s proposed acquisition of Vivint Solar, SunEdison has entered into a definitive purchase agreement with a subsidiary of TerraForm Power which, concurrently with the completion of SunEdison’s acquisition of Vivint Solar, will acquire Vivint Solar’s rooftop solar portfolio, consisting of 523 megawatts (MW) expected to be installed by year-end 2015, for $922 million in cash (TERP Purchase Agreement). The 523 MW of residential solar projects are expected to provide a 10 year average unlevered CAFD of $81 million, and provide a ten-year average levered cash-on-cash yield of 9.5 percent.

In addition, TerraForm Power will acquire future completed residential and small commercial projects from SunEdison’s expanded residential and small commercial (RSC) business unit. The addition of residential and small commercial projects and cash available for distribution (CAFD) to TerraForm Power is expected to provide greater visibility and predictability to CAFD growth and dividend per share accretion at TerraForm Power. The rooftop solar portfolio is expected to add a growing, high-quality, long-term contracted and geographically diverse asset base to the SunEdison family of companies, strengthening one of the largest and highest-growth global renewable power platforms in the world.

The Vivint Solar management team will join SunEdison. SunEdison’s existing RSC development business and the Vivint Solar team will be merged. The transaction expands SunEdison’s strong RSC platform and is intended to accelerate SunEdison’s existing business in the United States, United Kingdom and Australia.

Platform Expansion Continues with Strong Execution

“SunEdison’s acquisition of Vivint Solar is a logical next step in the transformation of our platform after the successful execution of our First Wind acquisition in January 2015,” said Ahmad Chatila, SunEdison chief executive officer and TerraForm Power chairman. “We expect the Vivint Solar transaction to create significant value for our stockholders through the accretion in our TerraForm Power ownership, the acceleration of our Incentive Distribution Rights and an immediate expansion of our capacity and bandwidth to grow our residential business in the U.S. and globally. As of the fourth quarter of 2015, our organic growth and recent acquisitions will put SunEdison on track to deploy more than 1 gigawatt per quarter.”

“This transaction with SunEdison delivers to Vivint Solar’s stockholders excellent value for the business we have built over the last four years,” said Greg Butterfield, Vivint Solar’s chief executive officer. “SunEdison and TerraForm Power have built a unique model that recognizes the value of long-term, predictable, contracted cash flows from our residential solar portfolio while providing access to a broad pool of financing at an attractive cost of capital. We are excited to join the SunEdison residential and small commercial team which has successfully developed a wide range of channels complementing those at Vivint Solar, both in the U.S. and globally.”

“TerraForm Power is excited to expand our residential solar portfolio with the acquisition of Vivint Solar assets, including 523 MW, which will accelerate our growth in this segment,” said Carlos Domenech, TerraForm Power’s chief executive officer. “Vivint Solar’s profile of cash available for distribution is attractive and aligned with TerraForm’s growth profile, and the team has proven its ability to scale rapidly and successfully. With immediate accretion to our stockholders at initial drop down and the predictable flow of drop down assets into the future, we see this acquisition as creating substantial value for our stockholders.”

“We are pleased by the tremendous success of Vivint Solar, which the exceptional management team has built into one of the leading providers of distributed solar energy in the United States in just four years,” said Peter Wallace, Vivint Solar’s board chairman and Blackstone’s senior managing director. “It is a testament to the strength of the Vivint platform, enabling customers to live life more intelligently. We believe this transaction positions the company’s asset portfolio for accelerated future growth as part of SunEdison and TerraForm Power. We look forward to participating in its future success as a significant investor in SunEdison going forward.”

SunEdison Initiates 2016 Guidance

Concurrent with today’s announcement, SunEdison initiated 2016 annual guidance of 4,200 MW to 4,500 MW, a 50 percent increase from its prior outlook of 2,800 MW to 3,000 MW.

TerraForm Power Raising 2016 Guidance and Initiating 2017 Guidance

Concurrent with today’s announcement, TerraForm Power is raising its prior 2016 dividend per share guidance of $1.70 to $1.75, a 30 percent year-over-year increase compared to 2015 annual guidance. TerraForm Power is also initiating 2017 dividend per share guidance of $2.05, up from its prior target of $2.00.

Terms of Transaction and Financing

Under the merger agreement, Vivint Solar stockholders will receive $16.50 per share, consisting of $9.89 per share in cash, $3.31 per share in SunEdison stock, and $3.30 per share in SunEdison convertible notes. The $2.2 billion acquisition price is based on approximately 115 million Vivint Solar shares outstanding after inclusion of employee stock options and restricted stock units that will vest upon the completion of the acquisition, the repayment of approximately $263 million of Vivint Solar debt and the payment of transaction costs. SunEdison expects that Vivint Solar will have approximately $100 million of cash on its balance sheet at the time of closing. SunEdison expects to issue approximately $370 million of its common stock and approximately $350 million of SunEdison convertible notes to Vivint Solar stockholders as merger consideration.

The number of SunEdison shares to be received by Vivint Solar stockholders in the merger will be determined based upon the volume weighted average price per share of SunEdison common stock for the 30 consecutive trading days ending on (and including) the third trading day immediately prior to completion of the merger (the “Measurement Price”), subject to a collar. As a result of the collar, Vivint Solar stockholders will receive no more than 0.120 shares of SunEdison common stock and no less than 0.098 shares for each of their Vivint Solar shares. As part of the merger consideration, Vivint stockholders also will receive five-year notes convertible into SunEdison shares, which will be issued by SunEdison pursuant to an Indenture between SunEdison and a trustee. The convertible notes will be issuable only in registered form without coupons and will be direct, unsecured, senior obligations of SunEdison. The conversion price for these convertible notes will be 140 percent of the Measurement Price (but the Measurement Price may not exceed $33.62 or be lower than $27.51). The convertible notes will bear interest at a rate of 2.25% per year, payable semiannually in arrears in cash.

The merger requires the approval of Vivint Solar stockholders. 313 Acquisition LLC, which owns approximately 77 percent of the outstanding Vivint Solar shares, has entered into a voting agreement with SunEdison pursuant to which 313 Acquisition LLC has agreed, among other things, to vote in favor of the adoption of the merger agreement, subject to certain termination events, including, among others, termination of the merger agreement. In addition, 313 Acquisition LLC has also executed a lock-up agreement that imposes certain restriction on its ability to sell or transfer directly or indirectly, any of the SunEdison convertible notes issued to it in the merger or any SunEdison common stock that is received upon a conversion of the SunEdison convertible notes for a specified period of time following the closing of the transaction.

The merger is subject to the notification and reporting requirements under the Hart-Scott-Rodino Act, registration under the Securities Act of 1933 of the SunEdison common stock and convertible notes to be received by Vivint Solar stockholders in the merger, and the satisfaction of other customary closing conditions. The transaction is expected to close in the fourth quarter of 2015.

SunEdison intends to fund the cash portion of the merger consideration primarily from the proceeds of a new $500 million secured debt facility and the completion of the $922 million sale of assets to TerraForm Power. However, completion of the merger with Vivint Solar is not conditioned on consummation of the new debt facility or of any other third-party financing or the completion of the asset purchase by TerraForm Power. If SunEdison were unable to obtain the funding needed to complete the merger at a time when all other conditions to the merger are satisfied, SunEdison could be liable for breach and be subject to customary remedies, including contract damages.

To support the merger transaction, SunEdison has entered into a commitment letter with Goldman Sachs Bank USA for a $500 million secured term loan facility to be provided to a wholly-owned, indirect subsidiary of SunEdison which will hold certain development assets of the expanded SunEdison RSC platform after the merger with Vivint Solar. The funding of the term facility is subject to customary conditions, including the negotiation of definitive documentation and other customary closing conditions.

TerraForm Power has entered into a debt commitment letter with Goldman Sachs Bank USA for a $960 million unsecured bridge facility. The funding of the bridge facility is subject to the negotiation of definitive documentation and other customary closing conditions. The TERP Purchase Agreement is not conditioned on TerraForm Power’s receipt of the new unsecured bridge facility or any other third-party financing.

Advisors

BofA Merrill Lynch acted as lead financial advisor to SunEdison in connection with this transaction. Goldman Sachs acted as co-financial advisor to SunEdison and provided committed financing to SunEdison and TerraForm Power in connection with this transaction. Goldman Sachs is also acting as lead structuring agent for financings related to this transaction. Barclays and Citibank NA acted as joint financial advisors to TerraForm Power. Morgan Stanley & Co. LLC acted as exclusive sell-side financial advisor to Vivint Solar. Kirkland & Ellis LLP acted as M&A counsel for SunEdison and TerraForm Power. Skadden, Arps, Slate, Meagher & Flom LLP acted as finance counsel to SunEdison and TerraForm Power. Lazard and Cleary Gottlieb Steen & Hamilton LLP acted as financial and legal advisor, respectively, to the Corporate Governance and Conflicts Committee of TerraForm Power. Wilson Sonsini Goodrich & Rosati P.C. acted as counsel to Vivint Solar.

Conference Call and Webcast

SunEdison, Vivint Solar and TerraForm Power will discuss the transaction on a conference call scheduled for 8:30 a.m. EDT Monday, July 20.

The call-in number in the U.S. and Canada is (800) 230-1074, and the international call-in number is (612) 234-9959. Media representatives are invited to participate on a listen-only basis.

Telephone replays will be available starting two hours after the call ends. The U.S. and Canada number for replays is (800) 475-6701, and the international number is (320) 365-3844. The conference access code is 365132.

The call will be webcast and archived on SunEdison’s, Vivint Solar’s and TerraForm Power’s investor websites: investors.sunedison.com, investors.vivintsolar.com, ir.terraform.com. The webcast will be archived and available for replay two hours after the conference call ends.

About SunEdison

SunEdison is the world’s largest renewable energy development company and is transforming the way energy is generated, distributed, and owned around the globe. The company develops, finances, installs, owns and operates renewable power plants, delivering predictably priced electricity to its residential, commercial, government and utility customers. SunEdison is one of the world’s largest renewable energy asset managers and provides customers with asset management, operations and maintenance, monitoring and reporting services. Corporate headquarters are in the United States with additional offices and technology manufacturing around the world. SunEdison’s common stock is listed on the New York Stock Exchange under the symbol “SUNE.” To learn more visit www.sunedison.com.

About Vivint Solar

Vivint Solar is a leading provider of distributed solar energy – electricity generated by a solar energy system installed at a customer’s location – to residential, commercial and industrial customers in the United States. Vivint Solar’s customers pay little to no money upfront, receive significant savings relative to utility generated electricity and continue to benefit from guaranteed energy prices over the 20-year term of their contracts. Vivint Solar finances, designs, installs, monitors and services the solar energy systems to make things easy for its customers. For more information, visit www.vivintsolar.com or follow @VivintSolar.

About TerraForm Power

TerraForm Power is a renewable energy leader that is changing how energy is generated, distributed and owned. TerraForm Power creates value for its investors by owning and operating clean energy power plants. For more information about TerraForm Power, please visit www.terraform.com.

Forward Looking Statement

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including with respect to the timing of the completion of the acquisitions, expected cash available for distribution (CAFD), earnings, future growth and financial performance (including future dividends per share) and the ability to finance aspects of the acquisition, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “intend,” “project,” “target,” “plan,” “believe” and similar terms and expressions. Forward-looking statements are based on current expectations and assumptions. Although SunEdison and TerraForm Power believe that their expectations and assumptions are reasonable, they can give no assurance that these expectations and assumptions will prove to have been correct, and actual results may vary materially. For example, (1) Vivint Solar may be unable to obtain the stockholder approval required for the merger; (2) the companies may be unable to obtain regulatory approvals required for the merger, or required regulatory approvals may delay the merger or result in the imposition of conditions that could have a material adverse effect on the combined company or cause the companies to abandon the merger; (3) conditions to the closing of the merger may not be satisfied; (4) an unsolicited offer of another company to acquire assets or capital stock of Vivint Solar could interfere with the merger; (5) SunEdison may be unable to obtain the financing for which it has received commitments or to complete the sale of assets contemplated by the TERP Purchase Agreement; (6) problems may arise in integration, which may result in less effective or efficient operations ; (7) the merger may involve unexpected costs, unexpected liabilities or unexpected delays, or the effects of purchase accounting may be different from the companies’ expectations; (8) the credit ratings of the combined company or its subsidiaries may be different from what SunEdison and TerraForm Power expect; (9) the businesses of the companies may suffer as a result of uncertainty surrounding the merger and the related transactions; (10) the industry may be subject to future regulatory or legislative actions that could adversely affect the companies; and (11) the companies may be adversely affected by other economic, business, and/or competitive factors. Additional factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, among others: the failure of counterparties to fulfill their obligations under the agreements; price fluctuations, termination provisions and buyout provisions in the agreements; TerraForm Power’s ability to successfully identify, evaluate and consummate acquisitions from SunEdison, Inc. or third parties; government regulation; operating and financial restrictions under agreements governing indebtedness; SunEdison and TerraForm’s ability to borrow funds and access capital markets; SunEdison and TerraForm Power’s ability to compete against traditional and renewable energy companies; and hazards customary to the power production industry and power generation operations, such as unusual weather conditions and outages. Furthermore, any future dividends are subject to available capital, market conditions and compliance with associated laws and regulations.

SunEdison and TerraForm Power undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Expected cash available for distribution is an estimate as of today’s date, July 20, 2015, and are based on assumptions believed to be reasonable as of this date. SunEdison and TerraForm Power expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause SunEdison or TerraForm Power’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect future results included in the company’s filings with the Securities and Exchange Commission (“SEC”) at www.sec.gov. In addition, TerraForm Power makes available free of charge at www.terraform.com copies of materials it files with, or furnishes to, the SEC, and SunEdison makes available free of charge at www.sunedison.com copies of materials it files with, or furnishes to, the SEC.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The proposed merger transaction between SunEdison and Vivint Solar will be submitted to the stockholders of Vivint Solar for their consideration. SunEdison intends to file with the SEC a registration statement on Form S-4 that will include a prospectus of SunEdison and a proxy statement of Vivint Solar, and Vivint Solar intends to file with the SEC a definitive proxy statement on Schedule 14A. SunEdison and Vivint Solar also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF VIVINT SOLAR ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SUNEDISON, VIVINT SOLAR AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by SunEdison (when they become available) may be obtained free of charge on SunEdison’s website at www.sunedison.com or by directing a written request to SunEdison, Inc., Investor Relations, 13736 Riverport Drive, Ste. 1800, Maryland Heights, MO 63043. Copies of documents filed with the SEC by Vivint Solar (when they become available) may be obtained free of charge on Vivint Solar’s website at www.vivintsolar.com or by directing a written request to Vivint Solar, Inc., care of Vivint Solar Investor Relations, 3301 N Thanksgiving Way, Ste. 500, Lehi, UT, 84043.

Investors and security holders may also read and copy any reports, statements and other information filed by SunEdison or Vivint Solar, with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Merger Solicitation

SunEdison, Vivint Solar, and certain of their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SunEdison’s directors and executive officers is available in its proxy statement filed with the SEC by the Company on April 17, 2015 in connection with its 2015 annual meeting of stockholders, and information regarding Vivint Solar’s directors and executive officers is available in its proxy statement filed with the SEC by Vivint Solar on April 20, 2015 in connection with its 2015 annual meeting of stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials to be filed with the SEC when they become available.

Cash Available for Distribution (CAFD)

CAFD is a supplemental non-GAAP measure of TerraForm Power’s ability to earn and distribute cash to investors. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance, including net income, net cash provided by (used in) operating activities or any other liquidity measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs.

SOURCE SunEdison, Inc.

Press:

SunEdison/TerraForm: Ben Harborne, bharborne@sunedison.com, (650) 474-1631

Investors/Analysts:

SunEdison: Kurt Wittenauer, SunEdison, kwittenauer@sunedison.com, (314) 452-2617

TerraForm Power: Brett Prior, bprior@terraform.com, (650) 889-8628